SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number(00-25495)

                             CIT MARINE TRUST 1999-A
             (Exact name of registrant as specified in its charter)

           650 CIT Drive Livingston, New Jersey 07039, (973) 740-5000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             CIT MARINE TRUST 1999-A
                       Class A-1 5.45% Asset Backed Notes
                       Class A-2 5.80% Asset Backed Notes
                       Class A-3 5.85% Asset Backed Notes
                       Class A-4 6.25% Asset Backed Notes

                        6.20 % Asset Backed Certificates
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]    Rule 12g-4(a)(1)(ii) [ ]
Rule 12h-3(b)(2)(i)  [ ]    Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [x]    Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the certification or notice date: 55

     Pursuant to the requirements of the Securities Exchange Act of 1934, CIT MARINE TRUST 1999-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 31, 2000               CIT MARINE TRUST 1999-A
                                      By: The CIT Group/Sales Financing, Inc.,
                                      the servicer

                                      By:
                                         -------------------------------------
                                      Name:  Frank Garcia
                                      Title: Vice President